     EXHIBIT 99.1

For further information, please contact:

Gene Logic Inc. Robert G. Burrows (investors/media) Director, Corporate Communications 301.987.1824 Email:rburrows@genelogic.com	Gene Logic Inc. Philip L. Rohrer, Jr. (investors) Chief Financial Officer 301.987.1700 Email:prohrer@genelogic.com

Gene Logic Reports Third Quarter 2003 Results

— Revenue Increases 25% —

GAITHERSBURG, Md.—October 24, 2003—Gene Logic Inc. (Nasdaq: GLGC) reported today consolidated financial results for the third quarter of 2003. The Company’s consolidated results reflect the results of TherImmune Research Corporation as of its April 1, 2003 acquisition date. Operating results for TherImmune do not appear in any of the prior year comparisons.

Consolidated total revenue for the third quarter of 2003 increased 25% to $17.7 million compared to $14.2 million in the third quarter of 2002. Total revenue for the nine month period increased 24% to $49.9 million compared to $40.1 million for the prior year. The increases resulted from the contribution of revenue from contract study services, due to the TherImmune acquisition.

Information services revenue, based on sales of gene expression information services from the GeneExpress® System, was $12.3 million for the third quarter of 2003, compared to $14.2 million in the third quarter of 2002. The decline in information services revenue resulted from the sluggish new business climate and low renewal rates from biotechnology companies.

Total contract study services revenue was $5.5 million in the third quarter of 2003, which was approximately 10% lower when compared to the same period in the prior year.

Consolidated expenses for the third quarter of 2003 were $23.3 million compared to $21.5 million in the third quarter of 2002. The increase is primarily due to the addition of operating costs associated with the Company’s contract study services business, offset somewhat by the continued impact of cost savings efforts. Cost of contract study services revenue was $4.7 million in the third quarter of 2003, and resulted in a gross margin of 13% for these services.

Included in the results for the third quarter and nine month period of 2003 is a $4.3 million or $0.14 per share non-cash write-down representing the remaining book value of our equity investment in Neuralstem, Inc.

For the third quarter of 2003, net loss was $10.1 million or $0.33 per share compared to $7.0 million or $0.26 per share for the third quarter last year.

The net loss for the nine month period ending September 30, 2003 was $19.9 million or $0.67 per share compared to $18.9 million or $0.70 per share for the same period in 2002.

As of September 30, 2003, Gene Logic had approximately $114.2 million in cash, cash equivalents and marketable securities available-for-sale.

Commenting on these results, Philip L. Rohrer, Jr., Chief Financial Officer, said, “Third quarter results track to our recently revised expectations. The contract study services offering has become an integrated component of our product portfolio. As we market and sell our unique combination of traditional lab services and genomics information, we have started to demonstrate to the marketplace how Gene Logic’s drug development outsourcing services can assist discovery and development efforts for clients of different needs and sizes worldwide.”

Third Quarter 2003 Results Conference Call Information
As previously announced, Gene Logic’s senior management will host a conference call scheduled for today at 10:00 a.m. Eastern Time to discuss the details of this announcement. For live participation, without pass code, dial 800/901-5231 or 617/786-2961. A Webcast of the live call will also be available at www.genelogic.com. A replay of the call will be available through Friday, November 7, 2003 at the following numbers: domestic:888/286-8010; international:617/801-6888; pass code:21019794. The Webcast will be archived on the Company Website.

Gene Logic Overview
Gene Logic is a contract service provider to pharmaceutical, biotechnology, and institutional researchers worldwide combining extensive experience in sample collection and data analysis of gene expression information and expertise in preclinical safety and pharmacology studies and clinical trial consulting services. Service offerings are designed to improve the predictive value of research and pharmaceutical product development success rates. For more information, visit www.genelogic.com or call toll-free — 1/800/GENELOGIC.

Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-Q for the quarter ended June 30, 2003 and subsequent periodic filings with the Securities and Exchange Commission. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by the extent of utilization of genomic information by the pharmaceutical and biotechnology industry in research and product development; our ability to retain existing and obtain additional customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; risks relating to the development of genomic information services and their use by existing and potential customers and ultimate consumers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply customers with additional data for existing information services and updated or new general and customer-specific information services; our ability to successfully integrate TherImmune’s operations, technology and personnel with ours (including our ability to adequately manage resources of the joint companies); our ability to retain and continue to meet the needs of TherImmune’s customers; our success in realizing the anticipated economic benefits of the TherImmune acquisition (including increased sales of our combined services to present and future customers of both companies); our ability to comply with regulatory requirements (including those applicable to TherImmune’s business); the potentially depressive effect of sales of Gene Logic stock issued to the TherImmune shareholders in the merger; our ability to retain key employees; our continued access to necessary human and animal tissue samples; the impact of technological advances and competition; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; economic conditions in the pharmaceutical and biotechnology industries; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; levels of industry research and development spending; the fixed price nature of certain contract study services agreements; the loss of large contracts for contract study services; dependence on collaborative relationships; continued growth in demand for bioanalytical services; our ability to provide our contract study services in a timely, efficient, effective manner; rapid technological advances that make our drug discovery and development services less competitive.

Financial tables follow.

—more—

GENE LOGIC INC.
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue:
Information services revenue	$12,260	$14,185	$38,073	$40,093
Contract study services revenue	5,450	—	11,793	—

Total revenue	17,710	14,185	49,866	40,093
Expenses:
Cost of contract study services	4,741	—	9,797	—
Database production	12,360	16,609	38,039	43,602
Research and development	540	641	1,601	2,056
Selling, general and administrative	5,675	4,269	16,039	14,972

Total expenses	23,316	21,519	65,476	60,630

Loss from operations	(5,606)	(7,334)	(15,610)	(20,537)
Interest (income), net	(327)	(786)	(1,640)	(2,410)
Other (income) expense	—	—	—	(250)
Write-down of equity investment	4,268	—	4,268	—

Net loss before income tax expense	(9,547)	(6,548)	(18,238)	(17,877)
Income tax expense	564	409	1,644	993

Net loss	$(10,111)	$(6,957)	$(19,882)	$(18,870)

Amounts per share, basic and diluted:
Net loss per share, basic and diluted	$(0.33)	$(0.26)	$(0.67)	$(0.70)

Shares used in computing basic and diluted net loss per share	31,104	26,992	29,770	26,914

GENE LOGIC INC.
Condensed Balance Sheets
(In thousands)

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,040	$106,957
Marketable securities available-for-sale	43,111	60,145
Accounts receivable, net	8,816	4,793
Unbilled services	3,098	—
Inventory, net	4,784	8,936
Prepaid expenses	2,307	1,610
Other current assets	869	1,117

Total current assets	134,025	183,558
Property and equipment, net	22,354	14,770
Long-term investments	1,000	5,268
Goodwill	45,707	2,677
Intangibles and other assets, net	21,580	21,187

Total assets	$224,666	$227,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,719	$8,225
Accrued expenses	4,768	5,187
Current portion of capital lease obligations	121	—
Current portion of long-term debt	42	40
Deferred revenue	6,323	6,425

Total current liabilities	16,973	19,877
Deferred revenue	610	1,363
Capital lease obligations, net of current portion	372	—
Long-term debt, net of current portion	679	710
Other noncurrent liabilities	1,566	1,072

Total liabilities	20,200	23,022

Stockholders’ equity:
Common stock	311	271
Additional paid-in capital	383,347	363,294
Accumulated other comprehensive income	65	248
Accumulated deficit	(179,257)	(159,375)

Total stockholders’ equity	204,466	204,438

Total liabilities and stockholders’ equity	$224,666	$227,460

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